Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GATX CORPORATION REDEEMS 5.625% NOTES DUE 2066

CHICAGO, April 15, 2021 – GATX Corporation (NYSE:GATX) today announced that it will redeem its 5.625% Senior Notes due 2066 (NYSE: GMTA) (the “Notes”). The Company will redeem 100%, or $150,000,000 aggregate principal amount, of the issued and outstanding Notes on June 1, 2021 (the “Redemption Date”), following which the Notes will be delisted from the New York Stock Exchange.

The redemption price to be paid on the Redemption Date with respect to the Notes will be 100% of the principal amount of the Notes to be redeemed ($25 face value per unit); plus, accrued and unpaid interest on the principal amount being redeemed from May 30, 2021 to the Note Redemption Date (the “Note Redemption Price”). On the Redemption Date, the Note Redemption Price will become due and payable upon each Note and interest thereon will cease to accrue on or after the Redemption Date. The only remaining right of the Note holders will be to receive payment of the applicable Note Redemption Price upon surrender of the Notes.

Any unpaid interest due from the period February 28, 2021 through May 30, 2021 will also be paid on June 1, 2021. The redemption of the Notes is expected to result in interest savings through the original maturity date of the Notes.

The Notes should be presented and surrendered by mail or by hand at the office of the paying agent, U.S. Bank National Association, 111 East Fillmore Ave, St. Paul, MN 55107 or U.S. Bank National Association, 100 Wall Street, New York, NY 10005.

COMPANY DESCRIPTION

GATX Corporation (NYSE:GATX) strives to be recognized as the finest railcar leasing company in the world by our customers, our shareholders, our employees and the communities where we operate. As the leading global railcar lessor, GATX has been providing quality railcars and services to its customers for over 120 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898.

AVAILABILITY OF INFORMATION ON GATX’S WEBSITE

Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investor Relations” tab.

FOR FURTHER INFORMATION CONTACT:

Shari Hellerman

Director, Investor Relations

GATX Corporation

312-621-4285

shari.hellerman@gatx.com

(4/15/2021)